<PLAINTEXT>
                                                                 Morgan Stanley
                                                                 Charter Series
      September 2006
      Monthly Report
This Monthly Report supplements the Charter Funds' Prospectus dated May 1, 2006.
                                                       Issued: October 31, 2006
[LOGO]
MORGAN STANLEY CHARTER SERIES
HISTORICAL FUND PERFORMANCE
Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.

                                                                                                          INCEPTION-  COMPOUND
                                                                                                           TO-DATE   ANNUALIZED
                   1994    1995 1996 1997 1998   1999    2000  2001    2002   2003  2004   2005    2006     RETURN     RETURN
FUND                %       %    %    %    %      %       %     %       %      %     %      %       %         %          %
-------------------------------------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --    --    (4.2)   16.3   3.9   9.7    (6.5)      18.8       4.4
                                                                     (3 mos.)                    (9 mos.)
-------------------------------------------------------------------------------------------------------------------------------
Charter MSFCM...   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1) (5.6) (19.6)   5.6       66.1       4.1
                 (10 mos.)                                                                       (9 mos.)
-------------------------------------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1   1.3  (16.1)   1.5       88.8       8.7
                                               (10 mos.)                                         (9 mos.)
-------------------------------------------------------------------------------------------------------------------------------
Charter Millburn    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6) (5.3) (0.6)   (4.0)       0.4       0.1
                                               (10 mos.)                                         (9 mos.)
-------------------------------------------------------------------------------------------------------------------------------

DEMETER MANAGEMENT CORPORATION
330 Madison Avenue, 8th Floor
New York, NY 10017
Telephone (212) 905-2700
Morgan Stanley Charter Series
Monthly Report
September 2006
Dear Limited Partner:
 The Net Asset Value per Unit for each of the four Morgan Stanley Charter Series Funds as of September 30, 2006 was as follows:

                                               % CHANGE
                       FUND             N.A.V. FOR MONTH
                       ---------------------------------
                       Charter Campbell $11.88   -3.12%
                       ---------------------------------
                       Charter MSFCM    $16.61   1.31%
                       ---------------------------------
                       Charter Graham   $18.88   1.42%
                       ---------------------------------
                       Charter Millburn $10.04   -0.39%
                       ---------------------------------

 Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.
 The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.
 As disclosed in the letter sent to Limited Partners of Morgan Stanley Charter MSFCM L.P. ("Charter MSFCM") on September 21, 2006, Limited Partners are reminded that effective September 15, 2006, Demeter Management Corporation ("Demeter"), the general partner of Charter MSFCM, has decided to remove VK Capital, Inc. ("VK Capital") as the sole trading advisor to Charter MSFCM. Consequently, VK Capital has ceased all futures interests trading on behalf of Charter MSFCM as of that date. Also, as disclosed in the letter sent to Limited Partners of Morgan Stanley Charter Millburn L.P. ("Charter Millburn") on September 21, 2006, Limited Partners are reminded that effective September 30, 2006, Demeter, the general partner of Charter Millburn, has decided to remove Millburn Ridgefield Corporation ("Millburn") as the sole trading advisor to Charter Millburn. Consequently, Millburn has ceased all futures interests trading on behalf of Charter Millburn as of that date. Demeter expects to allocate Charter MSFCM's assets and Charter Millburn's assets to a replacement trading advisor(s) on or about December 1, 2006. In the interim, all Charter MSFCM's assets and Charter Millburn's assets will be paid interest at the rate specified in the Charter Series currently effective prospectus, with your share of interest credited to your Units. No management, brokerage, or incentive fees will be charged during this interim period, given the absence of futures interests trading by Charter MSFCM or Charter Millburn.
 Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Ave., 8th Floor, New York, NY 10017, or your Morgan Stanley Financial Advisor.
 I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.
Sincerely,
 LOGO
Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter MSFCM L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter Millburn L.P.
                      This page intentionally left blank.
MORGAN STANLEY CHARTER CAMPBELL L.P.
                                    [CHART]
                    Month ended          YTD ended
                 September 30, 2006   September 30, 2006
                 ------------------   ------------------
Currencies             0.13%               -5.42%
Interest Rates        -0.10%                1.77%
Stock Indices          0.92%                2.24%
Energies              -3.66%               -4.51%
Metals                -0.13%                2.15%
Note: Reflects trading results only and does not include fees or interest income.
During the month, the Fund incurred losses across the energy, metals, and global interest rate sectors. These losses were partially offset by gains generated in the global stock index and currency sectors.
Within the energy markets, long futures positions in crude oil and its related products incurred losses as prices reversed lower during the month as supply concerns eased amid the discovery of a large oil field in the Gulf of Mexico, a calm hurricane season, and U.S. Department of Energy reports showing high domestic gasoline inventories and the biggest distillate supply increase in nine months. Prices were also pressured lower after OPEC cut its demand forecast.
Within the metals markets, losses were recorded from long positions in copper and zinc futures as prices fell on concerns of decreasing demand amid an economic slowdown in China and a weak U.S. housing market. Additional losses within the metals sector were recorded from long positions in gold futures as prices declined amid rising gold production in China and news of a major mine expansion in South Africa. Prices were also weighed down by a stronger U.S. dollar and falling crude oil prices.
MORGAN STANLEY CHARTER CAMPBELL L.P.
(continued)
Smaller losses were incurred from short positions in German and British fixed-income futures as prices reversed higher at the end of the month after economic reports showed German investor sentiment slid to a seven-year low and second quarter U.K. Gross Domestic Product growth was revised downward, diminishing speculation that the European Central Bank and Bank of England will raise interest rates in the near-future.
A portion of the Fund's losses was offset by gains experienced in the global stock index futures markets from long positions in S&P 500 Index futures and European equity index futures as prices climbed higher amid falling oil prices. The S&P 500 Index closed at a five-and-a-half year high after the U.S. Conference Board reported a stronger-than-expected rebound in consumer confidence in September. Meanwhile, European equity index futures prices rose after the European Central Bank decided to leave interest rates unchanged, as well as a rise in merger and acquisition activity in the utility sector.
Within the currency markets, smaller gains were recorded from short positions in the Swiss franc, Japanese yen, and Canadian dollar against the U.S. dollar as the U.S. dollar strengthened after revisions to U.S. quarterly productivity data showed unit labor costs rose last year at their fastest pace since 1990. A rebound in the U.S. consumer confidence index in September, from a nine-month low in August, and an increase in core consumer price inflation also boosted the U.S. dollar. Additionally, the Japanese yen weakened after Japan reported a larger-than-expected drop in machinery orders and consumer confidence for the month of August, while the value of the Swiss franc fell after the Swiss National Bank cut its future inflation forecasts, thereby reducing the likelihood of future interest rate hikes.
MORGAN STANLEY CHARTER MSFCM L.P.
                                    [CHART]
                    Month ended            YTD ended
                 September 30, 2006   September 30, 2006
                 ------------------   -------------------
Currencies             -1.53%               -2.26%
Interest Rates         -0.30%                4.73%
Stock Indices           0.00%               -1.53%
Energies                2.99%               -3.13%
Metals                 -0.26%                9.87%
Agriculturals           0.27%                1.02%
Note: Reflects trading results only and does not include fees or interest income.
During the month, the Fund experienced gains across the energy and agricultural sectors. These gains were partially offset by losses generated in the currency, global interest rate, and metals sectors.
Within the energy markets, gains were experienced from short futures positions in crude oil and its related products as prices reached 10-month lows during the month as supply concerns eased amid the discovery of a large oil field in the Gulf of Mexico, a calm hurricane season, and U.S. Department of Energy reports showing high domestic gasoline inventories, and the biggest distillate supply increase in nine months. Prices were also pressured lower after OPEC cut its demand forecast. Elsewhere in the energy sector, gains were experienced from short positions in natural gas futures as prices dropped to a two-and-a-half-year low following a U.S. Department of Energy report showing a triple-digit increase in domestic supplies. It was the first triple-digit increase in more than a year, leaving natural gas supplies at 15-year seasonal highs.
Within the agricultural markets, short positions in wheat futures recorded gains as prices fell under pressure from slow export sales and rain in the forecast for the U.S. Midwest ahead of the planting season. Elsewhere in the agricultural markets, smaller gains were recorded from short positions in coffee and cotton futures as prices moved lower on forecasts of better-than-expected global harvests.
MORGAN STANLEY CHARTER MSFCM L.P.
(continued)
A portion of the Fund's gains was offset by losses incurred within the currency markets from long positions in the euro, Singapore dollar, Australian dollar, and British pound against the U.S. dollar as the U.S. dollar strengthened to six-week highs after revisions to U.S. quarterly productivity data showed unit labor costs rose last year at their fastest pace since 1990. Additionally, the British pound moved lower amid the release of lower-than-expected British manufacturing activity and retail sales data. Elsewhere in the currency sector, short positions in the Japanese yen versus the U.S. dollar and euro incurred losses as the value of the Japanese yen moved higher at the beginning of the month on revived speculation that the Bank of Japan may raise interest rates before year-end.
Smaller losses were recorded in the global interest rate futures and metals sectors. Losses were recorded from long positions in U.S., Australian, German, and Japanese fixed-income futures as prices declined during the first half of the month after better-than-expected economic data decreased demand. Within the metals markets, losses were experienced from long positions in zinc and nickel futures as prices were pressured lower on concerns of decreasing demand amid an economic slowdown in China and speculation of a weak U.S. housing market. Additional losses were incurred from short positions in aluminum futures as prices rose on heavy fund-related buying, while long positions in silver futures experienced losses as prices were weighed down by a stronger U.S. dollar and falling crude oil prices.
MORGAN STANLEY CHARTER GRAHAM L.P.
                                    [CHART]
                   Month ended        YTD ended
                 September 30, 2006   September 30, 2006
                 ------------------   -------------------
Currencies            0.03%                -6.52%
Interest Rates       -0.28%                 4.20%
Stock Indices         1.80%                 4.68%
Energies              0.24%                -0.65%
Metals               -0.08%                 2.65%
Agriculturals        -0.13%                -1.54%
Note: Reflects trading results only and does not include fees or interest income.
During the month, the Fund experienced gains across the global stock index, energy and, currency sectors. These gains were partially offset by losses recorded in the global interest rate, agricultural, and metals markets.
Within the global stock index markets, gains were experienced from long positions in European equity index futures, as well as S&P 500 Index futures, as prices climbed higher amid falling oil prices. The S&P 500 Index closed at a five-and-a-half year high after the U.S. Conference Board reported a stronger-than-expected rebound in consumer confidence in September. Additionally, Spain's IBEX 35 Index reached record highs on merger and acquisition activity in the utility sector, while French equity index futures markets gained on revised statistics showing the French economy grew at a rate of 1.2% during the second quarter, its fastest pace in five-and-a-half years. In addition, European equity markets were supported higher after the European Central Bank decided to leave interest rates unchanged.
MORGAN STANLEY CHARTER GRAHAM L.P.
(continued)
Within the energy markets, gains were experienced from short positions in natural gas futures as prices dropped to a two-and-a-half-year low following a U.S. Department of Energy report showing a triple-digit increase in domestic supplies. It was the first triple-digit increase in more than a year, leaving natural gas supplies at 15-year seasonal highs. Elsewhere in the energy sector, gains were experienced from short futures positions in crude oil and its related products as prices reached 10-month lows during the month as supply concerns eased amid the discovery of a large oil field in the Gulf of Mexico, a calm hurricane season, and U.S. Department of Energy reports showing high domestic gasoline inventories, and the biggest distillate supply increase in nine months. Prices were also pressured lower after OPEC cut its demand forecast.
Smaller gains were recorded in the currency sector from short positions in the Japanese yen, South African rand, and Swiss franc as the U.S. dollar strengthened to six-week highs after revisions to U.S. quarterly productivity data showed unit labor costs rose last year at their fastest pace since 1990. A rebound in the U.S. consumer confidence index in September, from a nine-month low in August, and an increase in core consumer price inflation also boosted the U.S. dollar.
A portion of the Fund's gains was offset by losses incurred in the global interest rate sector from short positions in European and British fixed-income futures as prices reversed higher at the end of the month after reports showed German investor sentiment dropped to a seven-year low and second quarter U.K. Gross Domestic Product growth was revised downward, diminishing speculation that the European Central Bank and Bank of England will raise interest rates in the near-future. Additional losses were incurred from long positions in Euroswiss futures as prices fell on overall strength in the equity markets. Smaller losses were incurred in the agricultural and metals markets. Within the agricultural complex, losses were recorded from short positions in corn and soybean meal futures as prices ended the month higher on expectations of increased demand after the U.S. Department of Agriculture reported larger-than-expected global purchases. Smaller losses were experienced in the metals sector from long positions in zinc and copper futures as prices fell on concerns of decreasing demand amid an economic slowdown in China and a weak U.S. housing market.
MORGAN STANLEY CHARTER MILLBURN L.P.
                                    [CHART]
                   Month ended             YTD ended
                 September 30, 2006   September 30, 2006
                 ------------------   ------------------
Currencies           -0.78%                 -8.54%
Interest Rates       -0.59%                  0.93%
Stock Indices         0.70%                  1.05%
Energies              0.47%                 -0.64%
Metals               -0.31%                  7.20%
Agriculturals         0.35%                 -1.08%
Note: Reflects trading results only and does not include fees or interest income.
During the month, the Fund incurred losses across the currency, global interest rate, and metals sectors. A portion of these losses was offset by gains recorded in the global stock index, energy, and agricultural markets.
Within the currency markets, losses were incurred from long positions in the Australian dollar, Singapore dollar, and Brazilian real against the U.S. dollar as the U.S. dollar strengthened during the month after revisions to U.S. quarterly productivity data showed unit labor costs rose last year at their fastest pace since 1990. A rebound in the U.S. consumer confidence index in September, from a nine-month low in August, and an increase in core consumer price inflation also boosted the U.S. dollar. Additionally, the Australian dollar weakened against the U.S. dollar and Japanese yen amid falling commodity prices, as well as news of a political coup in Thailand. Elsewhere in the currency sector, losses were recorded from short positions in the Indian rupee against the U.S. dollar as the Indian rupee moved to a two-month high against the U.S. dollar on investor optimism about the future of India's economy. MORGAN STANLEY CHARTER MILLBURN L.P.
(continued)
Additional losses were recorded in the global interest rate and metals sectors. Within the global interest rate futures markets, losses were incurred from short positions in U.S. and Australian fixed-income futures as prices increased during the end of the month after the National Association of Realtors reported median sales prices of existing homes fell from their year-ago levels in August for the first time in 11 years. Meanwhile, Australian fixed-income futures prices rose on fears that the Australian economy could weaken in tandem with falling commodity prices. Within the metals markets, losses were recorded from long positions in silver, gold, and platinum futures as prices declined amid rising gold production in China and news of a major mine expansion in South Africa. Precious metals futures prices were also weighed down by a stronger U.S. dollar and falling crude oil prices.
A portion of the Fund's losses was offset by gains experienced in the global stock index markets from long positions in European equity index futures as prices increased amid falling oil prices. Additionally, Spain's IBEX 35 Index reached record highs on merger and acquisition activity in the utility sector, while German equity index futures rose after the European Central Bank decided to leave interest rates unchanged.
Within the energy markets, gains were recorded from short positions in natural gas futures as prices dropped to a two-and-a-half-year low following a U.S. Department of Energy report showing a triple-digit increase in domestic supplies. It was the first triple-digit increase in more than a year, leaving natural gas supplies at 15-year seasonal highs. Elsewhere in the energy sector, gains were experienced from short positions in heating oil futures as supply concerns eased amid the discovery of a large oil field in the Gulf of Mexico, a calm hurricane season, and U.S. Department of Energy reports showing high domestic gasoline inventories and the biggest distillate supply increase in nine months. Prices were also pressured lower after OPEC cut its demand forecast.
Within the agricultural complex, short positions in cotton futures recorded gains as prices were pressured to two-month lows on a better-than-expected global harvest. Elsewhere in the agricultural complex, short positions in sugar futures experienced gains as prices fell in tandem with declining gasoline and ethanol prices, while short positions in soybean futures experienced gains as prices declined after the U.S. Department of Agriculture reported weak export sales and high domestic inventories.
MORGAN STANLEY CHARTER SERIES
STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED SEPTEMBER 30, 2006 (UNAUDITED)

                                        Morgan Stanley                Morgan Stanley                Morgan Stanley
                                    Charter Campbell L.P.           Charter MSFCM L.P.            Charter Graham L.P.
                                -----------------------------  ----------------------------  ----------------------------
                                               Percentage of                 Percentage of                 Percentage of
                                             September 1, 2006             September 1, 2006             September 1, 2006
                                                 Beginning                     Beginning                     Beginning
                                   Amount     Net Asset Value    Amount     Net Asset Value    Amount     Net Asset Value
                                -----------  ----------------- ----------  ----------------- ----------  -----------------
                                     $               %             $               %             $               %
INVESTMENT INCOME
  Interest income (Note 2)        1,699,797          .41          547,037          .42        1,741,115         .42
                                -----------        -----       ----------        -----       ----------        ----
EXPENSES
  Brokerage fees (Note 2)         2,062,576          .50          322,817          .25        2,066,880         .50
  Management fees (Note 2 & 3)      910,971          .22          107,607          .08          688,960         .16
                                -----------        -----       ----------        -----       ----------        ----
   Total Expenses                 2,973,547          .72          430,424          .33        2,755,840         .66
                                -----------        -----       ----------        -----       ----------        ----
NET INVESTMENT
INCOME (LOSS)                    (1,273,750)        (.31)         116,613          .09       (1,014,725)       (.24)
                                -----------        -----       ----------        -----       ----------        ----
TRADING RESULTS
Trading profit (loss):
  Realized                       (4,948,034)       (1.20)       8,966,587         6.94       (2,683,586)       (.65)
  Net change in unrealized       (6,659,427)       (1.61)      (7,397,149)       (5.72)       9,553,125        2.31
                                -----------        -----       ----------        -----       ----------        ----
   Total Trading Results        (11,607,461)       (2.81)       1,569,438         1.22        6,869,539        1.66
                                -----------        -----       ----------        -----       ----------        ----
NET INCOME (LOSS)               (12,881,211)       (3.12)       1,686,051         1.31        5,854,814        1.42
                                ===========        =====       ==========        =====       ==========        ====

                                      Morgan Stanley
                                   Charter Millburn L.P.
                                --------------------------
                                            Percentage of
                                          September 1, 2006
                                              Beginning
                                 Amount    Net Asset Value
                                --------  -----------------
                                   $              %
INVESTMENT INCOME
  Interest income (Note 2)       182,295         .42
                                --------        ----
EXPENSES
  Brokerage fees (Note 2)        215,720         .50
  Management fees (Note 2 & 3)    71,906         .16
                                --------        ----
   Total Expenses                287,626         .66
                                --------        ----
NET INVESTMENT
INCOME (LOSS)                   (105,331)       (.24)
                                --------        ----
TRADING RESULTS
Trading profit (loss):
  Realized                      (345,188)       (.80)
  Net change in unrealized       280,817         .65
                                --------        ----
   Total Trading Results         (64,371)       (.15)
                                --------        ----
NET INCOME (LOSS)               (169,702)       (.39)
                                ========        ====

MORGAN STANLEY CHARTER SERIES
STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED SEPTEMBER 30, 2006 (UNAUDITED)

                               MORGAN STANLEY                        MORGAN STANLEY                       MORGAN STANLEY
                            CHARTER CAMPBELL L.P.                  CHARTER MSFCM L.P.                   CHARTER GRAHAM L.P.
                    ------------------------------------  ------------------------------------ ----------------------------
                         UNITS         AMOUNT    PER UNIT     UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT
                    --------------  -----------  -------- -------------  -----------  -------- --------------  -----------
                                         $          $                         $          $                          $
Net Asset Value,
 September 1, 2006  33,634,049.823  412,515,242   12.26   7,877,596.947  129,126,909   16.39   22,208,129.841  413,376,001
Net Income (Loss)         --        (12,881,211)   (.38)        --         1,686,051     .22         --          5,854,814
Redemptions           (442,068.320)  (5,251,772)  11.88    (258,793.567)  (4,298,561)  16.61     (351,951.730)  (6,644,849)
Subscriptions             --             --         --          --            --        --        355,582.096    6,713,390
                    --------------  -----------           -------------  -----------           --------------  -----------
Net Asset Value,
 September 30, 2006 33,191,981.503  394,382,259   11.88   7,618,803.380  126,514,399   16.61   22,211,760.207  419,299,356
                    ==============  ===========           =============  ===========           ==============  ===========

                                       MORGAN STANLEY
                                    CHARTER MILLBURN L.P.
                    -------------------------------------------
                    PER UNIT     UNITS        AMOUNT    PER UNIT
                    -------- -------------  ----------  --------
                       $                        $          $
Net Asset Value,
 September 1, 2006   18.61   4,281,045.548  43,143,951   10.08
Net Income (Loss)      .27         --         (169,702)   (.04)
Redemptions          18.88    (183,446.182) (1,841,800)  10.04
Subscriptions        18.88         --           --         --
                             -------------  ----------
Net Asset Value,
 September 30, 2006  18.88   4,097,599.366  41,132,449   10.04
                             =============  ==========

  The accompanying notes are an integral part of these financial statements. MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter MSFCM L.P. ("Charter MSFCM"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter Millburn L.P. ("Charter Millburn") (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). For Charter Campbell, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. Prior to September 15, 2006, the trading advisor for Charter MSFCM was VK Capital Inc. ("VK Capital," or the "Trading Advisor"). Demeter, Morgan Stanley DW, MS & Co., MSIL, MSCG, and VK Capital are wholly-owned subsidiaries of Morgan Stanley.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
  Effective September 15, 2006, Demeter terminated the management agreement between Charter MSFCM and VK Capital. Consequently, VK Capital has ceased all futures interests trading on behalf of Charter MSFCM as of September 15, 2006. Also, effective September 30, 2006, Demeter terminated the management agreement between Charter Millburn and Millburn Ridgefield Corporation ("Millburn"). Consequently, Millburn will cease all futures interests trading on behalf of Charter Millburn as of September 30, 2006. Demeter expects to allocate Charter MSFCM's and Charter Millburn's assets to a replacement trading advisor(s) on or about December 1, 2006. In the interim, all of Charter MSFCM's assets and Charter Millburn's assets will be paid interest at the rate specified in the Charter Series currently effective prospectus, with your share of interest credited to your Units. No management, brokerage, or incentive fees will be charged during this interim period, given the absence of futures interests trading by Charter MSFCM and Charter Millburn.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.
USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, Morgan Stanley DW credits each Partnership with interest income on 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from
MS & Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.
  The Partnerships' functional currency is the U.S. dollar; however, they transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.
NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6% of the Partnership's Net Assets as of the first day of each month (a 6% annual rate). Subsequent to September 15, 2006 for Charter MSFCM and subsequent to September 30, 2006 for Charter Millburn, no brokerage fees will be paid until a replacement Trading Advisor(s) is appointed and trading is to commence. Such fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.
OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur an incentive fee. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.
CONTINUING OFFERING. Units of each Partnership except Charter Campbell are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. Effective September 30, 2006, Units of Charter MSFCM and Charter Millburn will not be offered until such time as a replacement Trading Advisor(s) is appointed and trading is to commence. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.
  Effective May 1, 2006, Charter Campbell no longer accepts any subscriptions for Units in the Partnership.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six month after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.
  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.
EXCHANGES.  On the last day of the first month which occurs more than six months after a person first becomes a limited partner in each Partnership except Charter Campbell, and at the end of each month thereafter, limited partners may exchange their investment among Charter MSFCM, Charter
Graham, and Charter Millburn (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
  Effective September 30, 2006, Charter MSFCM and Charter Millburn will not accept any exchanges of Units from any other Charter Series of Funds until such time as a replacement Trading Advisor(s) is appointed and trading is to commence.
  Effective May 1, 2006, Charter Campbell no longer accepts any exchanges of Units from any other Charter Series Fund for Units of Charter Campbell. DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.
INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.
DISSOLUTION OF THE PARTNERSHIPS. Charter MSFCM will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter Millburn will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.
--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to Morgan Stanley DW as described in Note
1. Subsequent to September 15, 2006 for Charter MSFCM and subsequent to September 30, 2006 for Charter Millburn, no brokerage fees will be paid until a replacement Trading Advisor(s) is appointed and trading is to commence. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL in futures interests trading accounts to meet margin requirements as needed.
Morgan Stanley DW pays interest on these funds as described in Note 1.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
  Prior to September 15, 2006, Demeter, on behalf of Charter MSFCM and itself, entered into a Management Agreement with VK Capital to make all trading decisions for the Partnership. Charter MSFCM paid management and incentive fees (if any) to VK Capital.
--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:
Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.
Morgan Stanley Charter MSFCM L.P.
  VK Capital Inc.--Terminated as of September 15, 2006
Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.
Morgan Stanley Charter Millburn L.P.
  Millburn Ridgefield Corporation--Terminated as of September 30, 2006 Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:
MANAGEMENT FEE. Charter MSFCM, Charter Graham, and Charter Millburn each pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Effective as of September 15, 2006 for Charter MSFCM and September 30, 2006 for Charter Millburn, no management fees will be paid until a replacement Trading Advisor(s) is appointed and trading is to commence.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(concluded)
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.
INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter MSFCM, and paid on a monthly basis for Charter Campbell, Charter Graham, and Charter Millburn.
  Effective as of September 15, 2006 for Charter MSFCM and September 30, 2006 for Charter Millburn, no incentive fees will be paid until a replacement
Trading Advisor(s) is appointed and trading is to commence.
  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a Trading Advisor experiences losses with respect to Net Assets as of the end of a calendar month, or calendar quarter with respect to Charter MSFCM, the Trading Advisor must recover such losses before that Trading Advisor is eligible for an incentive fee in the future.
Managed futures investments are speculative, involve a high degree of risk, use significant leverage, are generally illiquid, have substantial charges, are subject to conflicts of interest, and are suitable only for the risk capital portion of an investor's portfolio. Before investing in any managed futures investment, qualified investors should read the prospectus or offering documents carefully for additional information with respect to charges, expenses, and risks. Past performance is no guarantee of future results.
                    Demeter Management Corporation
                    330 Madison Avenue, 8/th/ Floor
                    New York, NY 10017
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